Exhibit 99.1

News Release

For Immediate Release

contact:

Financial
Steve Cave
404 584 3801 (office)
678 642 4258 (cell)
scave@aglresources.com

Media
Nick Gold
404 584 3457 (office)
404 275 9501 (cell)
ngold@aglresources.com

AGL Resources Completes Acquisition of NUI Corp.

NUI’S FLORIDA UTILITY RENAMED FLORIDA CITY GAS

ATLANTA, Ga. — Nov. 30, 2004 —AGL Resources Inc. (NYSE:ATG) announced today that it has completed its acquisition of New Jersey-based NUI Corp. for $13.70 per share in cash and the assumption of NUI’s debt at closing.

AGL Resources assumes the operations of NUI’s four utilities in New Jersey, Florida, Maryland and Virginia as well as a salt storage facility in Virginia. With the acquisition, AGL Resources becomes the preeminent distributor of natural gas on the East Coast, serving 2.2 million customers in six states.

One NUI utility, City Gas of Florida, will be renamed Florida City Gas to be more consistent with names of AGL Resources’ other utility operations.

On Nov. 24, AGL Resources completed its public offering of 11,040,000 shares of its common stock, raising approximately $332 million to purchase the outstanding capital stock of NUI and to fund other projects. Following this offering, the company’s market capitalization is now approximately $2.5 billion.

About AGL Resources
AGL Resources (NYSE: ATG) is an Atlanta-based energy services holding company and was named 2003 Gas Company of the Year by Platts Global Energy Awards.  The company’s utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas in Norfolk, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland - serve 2.2 million customers in six states.  Houston-based subsidiary Sequent Energy Management is involved in natural gas asset management and optimization, producer services, wholesale marketing and risk management activities.  As a member of the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand.  AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix.  The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana, and Virginia Gas, a natural gas storage pipeline and distribution company in southwestern Virginia and a high-deliverability salt cavern storage facility in Saltville, Va.  For more information, visit www.aglresources.com.

This press release contains forward-looking statements. Company management cautions readers that the assumptions which form the basis for the forward-looking statements include many factors that are beyond management's ability to control or estimate precisely. Those factors include, but are not limited to, the following: changes in industrial, commercial, and residential growth in the company's service territories and those of the company's subsidiaries; changes in price and demand for natural gas and related products; impact of changes in state and federal legislation and regulation, including various orders of the state public service commissions and the Federal Energy Regulatory Commission, on the gas and electric industries and on the company, including the impact of Atlanta Gas Light's performance based rate plan; effects and uncertainties of deregulation and competition, particularly in markets where prices and providers historically have been regulated, unknown risks related to nonregulated businesses, and unknown issues such as the stability of certificated marketers; impact of Georgia's Natural Gas Consumers' Relief Act of 2002; concentration of credit risk in certificated marketers and the company's wholesale services segment's counterparties; excess network capacity and demand/growth for dark fiber in metro network areas of AGL Networks' customers; AGL Networks' introduction and market acceptance of new technologies and products, as well as the adoption of new networking standards; ability of AGL Networks to produce sufficient capital to fund its business; ability to negotiate new contracts with telecommunications providers for the provision of AGL Networks' dark-fiber services; industry consolidation; performance of equity and bond markets and the impact on pension and postretirement funding costs; changes in accounting policies and practices issued periodically by accounting standard-setting bodies; the enactment of new auditing standards, or interpretations of existing auditing standards, by the Public Company Accounting Oversight Board which could adversely affect our ability to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; direct or indirect effects on the company's business, financial condition or liquidity resulting from a change in the company's credit ratings or the credit ratings of the company's competitors or counterparties; interest rate fluctuations, financial market conditions, and general economic conditions; uncertainties about environmental issues and the related impact of such issues; impact of changes in weather upon the temperature-sensitive portions of the company's business; impact of litigation; impact of changes in prices on the margins achievable in the unregulated retail gas marketing business; impact of acquisitions and divestitures, including (1) the risk that our business and the businesses of NUI Corporation (NUI) and Jefferson Island Storage & Hub L.L.C. will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, (2) expected revenue synergies and cost savings from the acquisitions may not be fully realized or realized within the expected time frame, (3) revenues following the acquisitions may be lower than expected, (4) the ability to obtain governmental approvals of the NUI acquisition, or on the proposed terms and schedule, (5) the risk that AGL Resources may be unable to obtain financing necessary to consummate the acquisition of NUI, or that the terms of such financing may be onerous, and (6) the risk that any financing plan may have the effect of diluting shareholder value in the near term; and other risks described in the company's documents on file with the Securities and Exchange Commission.